Exhibit 10.01

SECOND AMENDMENT

TO

AMENDED AND RESTATED INCENTIVE AGREEMENT

This Second Amendment, dated as of March 26, 2019 (this “Second Amendment”), to the Amended and Restated Incentive Bonus Agreement, dated as of September 28, 2010, as amended by the First Amendment dated as of July 1, 2013 (the “Agreement”), is by and between Biglari Holdings Inc., an Indiana corporation (“Company”), and Sardar Biglari (“Executive”). All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, on March 26, 2019, Company and Executive agreed to terminate the Trademark License Agreement dated January 11, 2013;

NOW, THEREFORE, in connection with the foregoing termination of the Trademark License Agreement and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree to amend the Agreement as follows:

Section 1.01. Amendment to Section 2(a)(i). The last sentence of the first paragraph of Section 2(a)(i) of the Agreement is hereby amended by deleting “, provided that in no event shall the Incentive Compensation Amount payable to the Executive with respect to any fiscal year exceed $10 million”.

Section 1.02. Amendment to Section 3. Section 3 of the Agreement is hereby amended by deleting such section in its entirety and changing the heading of such section to “Intentionally Omitted.”

Section 1.03. Amendment to Section 4. Section 4 of the Agreement is hereby amended by deleting the text in each of paragraphs (b), (c) and (d) thereof and replacing such text with “Intentionally Omitted.”

Section 1.04. Amendment to Section 5. Section 5 of the Agreement is hereby amended by deleting such section in its entirety and changing the heading of such section to “Intentionally Omitted.”

Section 1.05. Amendment to Section 6. Section 6 of the Agreement is hereby amended by deleting the text in each of paragraphs (a) and (b) thereof and replacing such text with “Intentionally Omitted.”

Section 2 General Provisions.

(a) Effectiveness. This Second Amendment shall be effective for fiscal years of the Company beginning after December 31, 2018.

(b) Governing Law. This Second Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to the conflict of laws principles thereof.

(c)       Counterparts.  This Second Amendment may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d)       No Other Amendments. Other than as set forth above, the Agreement shall remain in full force and effect. On or after the date of this Second Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment, and this Second Amendment shall be deemed to be a part of the Agreement. Notwithstanding the foregoing, references to the date of the Agreement, “the date hereof,” “the date of this Agreement” and similar references shall continue to refer to September 28, 2010, and references to the date of the Second Amendment, “the date of the Second Amendment” and similar references shall refer to March 26, 2019.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

BIGLARI HOLDINGS INC.

By:	/s/ Bruce Lewis
Bruce Lewis
Controller

EXECUTIVE

/s/ Sardar Biglari
Sardar Biglari